Exhibit 99.1


                      [LOGO OF MEDALLION FINANCIAL CORP.]


For Further Information:
At Medallion Financial Corp.                                 At Zlokower Company
437 Madison Avenue, New York, NY 10022                       Public Relations
Andrew Murstein, President                                   Harry Zlokower
James E. Jack, EVP and CFO                                   Joel Strasser
(212)-328-2100                                               David Closs
1-877-MEDALLION                                              (212) 447-9292
1-800-TAXI-TOP

FOR IMMEDIATE RELEASE
---------------------
September 18, 2002

    MEDALLION CLOSES NEW FINANCING FROM MERRILL LYNCH FOR UP TO $250,000,000

      Borrowing Cost Improvement Expected to Immediately Increase Earnings

New York, NY -- September 18, 2002--Medallion Financial Corp. (NASDAQ:TAXI), a specialty commercial finance company with the leading position servicing the taxi industry in the United States, a small business commercial lending operation, and the world's largest taxi top advertising company, announced that it has closed with Merrill Lynch Bank USA on its new lending facility for up to $250,000,000.

     Andrew Murstein, President of Medallion Financial, stated, "We are extremely pleased with this transaction. The new facility will be for medallion loans, and will let us focus and grow our primary line of business, medallion lending. The Merrill facility may be extended by mutual agreement for an additional year to be a two year facility, and is also for a greater amount than our current facility. Equally important, this new facility has greatly reduced our outstanding balances with our existing lenders who amended their existing loan agreements with the Company effective with the close of the Merrill deal. Remaining bank


                                     -more-

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Medallion Closes New Financing From Merrill Lynch -- Page 2

and noteholder debt that was not immediately paid off through the Merrill facility, will continue to be reduced as additional loans are transferred into the facility, as funds are utilized that the Company already has commitments for, as well as the Company's expected procurement of other financing sources. Medallion has also reduced the rate charged by such lenders by over 300 basis points, while receiving unanimous approval to extend the remaining debt for an additional year, and has received better terms, including the removal of all financial covenants going forward."

     James E. Jack, EVP and CFO of Medallion stated, "We are delighted that we were able to close this transaction and to have reached agreement with our banks and noteholders. The new facility was incurred by a special purpose vehicle, indirectly wholly-owned by Medallion Financial. These developments will immediately be reflected with an improvement in our interest margins and earnings. It also gives us capacity to meet the company's growth strategy building on a strong balance sheet and continued good pipeline of business."

     Mr. Murstein concluded, "Once again, we could not be more pleased with the Merrill transaction. With this deal in place, we are well on our way to continuing to focus and grow our core line of medallion lending. This facility is exactly what is needed to take the Company to the next level. It provides the flexibility we are looking for, and the platform we need to grow. It also significantly lowers our borrowing cost, which will be immediately accretive to our earnings."

Medallion Financial Corp. is a specialty finance company with a leading position in the origination and servicing of loans financing the purchase of taxicab medallions and related assets. The Company also originates and services commercial loans financing small businesses in other targeted industries, and operates one of the largest taxicab rooftop advertising businesses in the nation. The Company and its subsidiaries have lent over $1 billion to the taxicab industry and for small business loans. As a regulated investment company
(RIC), Medallion complies with the requirement to distribute at least 90% of its taxable income to shareholders, and as a consequence, pays no corporate income tax on the amount of taxable income distributed.

Please note that this press release contains forward-looking statements which involve risks and uncertainties. Medallion's actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading "Investment Considerations," in Medallion's 2001 Annual Report on Form 10K.


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Medallion -- Merrill Lynch Press Release 9-18-02